Venture Global Reports Fourth Quarter and Full Year 2024 Results

Summary Financial Highlights

(in billions)	Three months ended December 31, 2024	Twelve months ended December 31, 2024

Revenue	$1.5	$5.0
Net income(1)	$0.9	$1.5
Consolidated Adjusted EBITDA(2)	$0.7	$2.1

ARLINGTON, Virginia, March 6, 2025 – Venture Global, Inc. (“Venture Global” or “we”) (NYSE: VG) today reported financial results for the quarter and full year ended December 31, 2024.

•During the three and twelve months ended December 31, 2024, Venture Global generated revenue of approximately $1.5 billion and $5.0 billion, net income(1) of approximately $0.9 billion and $1.5 billion, and Consolidated Adjusted EBITDA(2) of approximately $0.7 billion and $2.1 billion, respectively.
•On December 13, 2024, the Plaquemines Project achieved first LNG, and on December 26, 2024, the Plaquemines Project exported its first cargo, making it one of the fastest greenfield projects to achieve first production, along with the Calcasieu Project, Venture Global's first facility.
•Venture Global progressed CP2 development, with $4.0 billion spent on construction, engineering, and design through December 31, 2024. Venture Global is launching the FID process for CP2.
•During 2024, Venture Global deployed its first two LNG tankers, Venture Gator and Venture Bayou.

“Venture Global is proud to present our inaugural earnings report which demonstrates tremendous growth. We have achieved strong results as we continued to reach important milestones across our projects,” said Venture Global CEO Mike Sabel. “We have brought much needed incremental LNG capacity to the market from Calcasieu Pass and Plaquemines – the majority of which went to our allies in Europe. We continue to improve and optimize production, most recently at Plaquemines, where every liquefaction train we have activated thus far has consistently demonstrated pro rata production levels of approximately 140% of nameplate capacity. We also recently announced that we anticipate commencing commercial operations at Calcasieu Pass on April 15, 2025, and are thrilled to report that we are launching the FID process for CP2.”

Mike Sabel also added, “Our continued record of execution is a testament to the hard work and dedication of our team, which continues to exceed expectations and prove our critics wrong. Our core business is building and operating facilities that produce a valuable commodity, and we are focused on delivering our product faster, more safely and at a lower cost than the rest of the market. We believe this is a winning formula in the commodity space and we intend to prove it with our earnings and returns in the years to come.”

Summary and Review of Financial Results

(in millions, except LNG data)	Three months ended December 31,			Years ended December 31,
	2024	2023	% Change	2024	2023	% Change

Revenue	$1,524	$1,632	(7)%	$4,972	$7,897	(37)%
Net income (loss)(1)	$871	$(50)	NM	$1,475	$2,681	(45)%
Consolidated Adj. EBITDA(2)	$688	$813	(15)%	$2,104	$5,155	(59)%
LNG volumes exported:
Cargos	33	40	(18)%	141	143	(1)%
TBtu	121	144	(16)%	508	506	—%
LNG volumes sold (TBtu)	128	147	(13)%	501	510	(2)%
____________
NM    Percentage not meaningful.

Net income(1) for the three months ended December 31, 2024, increased $921 million, as compared to a loss for the three months ended December 31, 2023. This increase was primarily due to a favorable variance related to changes in the fair value of our interest rate swaps, partially offset by higher income tax expense, lower sales volumes of LNG, and higher costs to remediate and commission the Calcasieu Project.

Net income(1) for the twelve months ended December 31, 2024, decreased $1.2 billion, as compared to 2023. This decrease was primarily due to a significant decline in international LNG prices, resulting in lower total margin for LNG sold, and higher costs to remediate and commission the Calcasieu Project and to develop the CP2 Project. These were partially offset by the reduction of third party ownership interests in a consolidated subsidiary in 2023, favorable changes in the fair value of our interest rate swaps, and lower income tax expense.

Consolidated Adjusted EBITDA(2) for the three months ended December 31, 2024, decreased $125 million, as compared to the three months ended December 31, 2023. This was primarily due to lower sales volumes of LNG and higher costs to remediate and commission the Calcasieu Project.
Consolidated Adjusted EBITDA(2) for the twelve months ended December 31, 2024, decreased $3.1 billion, as compared to 2023. This decrease was primarily due to a significant decline in international LNG prices, resulting in lower total margin for LNG sold, and higher costs to remediate and commission the Calcasieu Project and to develop the CP2 Project.
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(1)    Net income as used herein refers to net income attributable to common stockholders on our Consolidated Statements of Operations.
(2)    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA incorporates contributions from non-controlling interests.

2025 Outlook

Our guidance for 2025 is as follows:

•Consolidated Adjusted EBITDA(1) is expected to be between $6.8 billion and $7.4 billion.
•We expect to export 140 - 148 cargos from the Calcasieu Project and 219 - 239 cargos from the Plaquemines Project.

We do not provide a reconciliation of forward-looking amounts of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Many of the adjustments and exclusions used to calculate the projected Consolidated Adjusted EBITDA may vary significantly based on actual events, so we are not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of these projected amounts. The amounts of these adjustments may be material and, therefore, could result in the GAAP measure being materially different from (including materially less than) the projected non-GAAP measures. The guidance in this press release is only effective as of the date it is given and will not be updated or afﬁrmed unless and until we publicly announce updated or afﬁrmed guidance.
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(1)    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA incorporates contributions from non-controlling interests. For 2025, the non-controlling interest share of Consolidated Adjusted EBITDA is projected to be $215MM - $235MM.

Webcast and Conference Call Information

Venture Global will host a conference call to discuss fourth quarter and full year results for 2024 and provide guidance for the 2025 fiscal year at 9:00 am Eastern Time (ET) on March 6, 2025. The live webcast of Venture Global’s earnings conference call can be accessed at our website at www.ventureglobal.com along with the earnings press release, financial tables, and slide presentation. After the conclusion of the webcast, a replay will be made available on the Venture Global website.

About Venture Global

Venture Global is a long-term, low-cost provider of U.S. LNG sourced from resource rich North American natural gas basins. Venture Global’s business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. Venture Global’s first facility, the Calcasieu Project, commenced producing LNG in January 2022. Venture Global’s second facility, the Plaquemines Project, achieved first production of LNG in December 2024. Venture Global is currently constructing and developing over 100 mtpa of nameplate production capacity to provide clean, affordable energy to the world. Venture Global is developing Carbon Capture and Sequestration projects at each of its LNG facilities.

Forward-Looking Statements

This press release contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included herein are “forward-looking statements.” In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, expectations regarding the development, construction, commissioning and completion of our projects, expectations regarding sales of LNG cargos, estimates of the cost of our projects and schedule to construct and commission our projects, our anticipated growth strategies and anticipated trends impacting our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Those factors are more fully detailed in our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, please note that the date of this press release is March 6, 2025, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Contacts

Investors:
Michael Pasquarello
IR@ventureglobalLNG.com

Media:
Shaylyn Hynes
press@ventureglobalLNG.com

VENTURE GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share information)

	Three months ended December 31,(1)		Twelve months ended December 31,
	2024	2023	2024	2023

REVENUE	$1,524	$1,632	$4,972	$7,897

OPERATING EXPENSE
Cost of sales (exclusive of depreciation and amortization shown separately below)	414	489	1,351	1,684
Operating and maintenance expense	211	112	589	391
General and administrative expense	88	60	312	224
Development expense	124	165	635	490
Depreciation and amortization	93	69	322	277
Insurance recoveries, net	—	—	—	(19)
Total operating expense	930	895	3,209	3,047

INCOME FROM OPERATIONS	594	737	1,763	4,850

OTHER INCOME (EXPENSE)
Interest income	57	69	244	172
Interest expense, net	(117)	(193)	(584)	(641)
Gain (loss) on interest rate swaps	704	(656)	774	174
Loss on financing transactions	—	(10)	(14)	(123)
Total other income (expense)	644	(790)	420	(418)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	1,238	(53)	2,183	4,432
Income tax expense (benefit)	248	(52)	437	816
NET INCOME (LOSS)	$990	$(1)	$1,746	$3,616

Less: Net income attributable to redeemable stock of subsidiary	37	34	144	130
Less: Net income attributable to non-controlling interests	15	15	59	805
Less: Dividends on VGLNG Series A Preferred Shares	67	—	68	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$871	$(50)	$1,475	$2,681

BASIC EARNINGS PER SHARE
Net income (loss) attributable to common stockholders per share—basic	$0.37	$(0.02)	$0.63	$1.30
Weighted average number of shares of common stock outstanding—basic	2,350	2,350	2,350	2,070

DILUTED EARNINGS PER SHARE
Net income (loss) attributable to common stockholders per share—diluted	$0.33	$(0.02)	$0.57	$1.25
Weighted average number of shares of common stock outstanding—diluted	2,610	2,350	2,585	2,143
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(1)Unaudited.

VENTURE GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share information)

	December 31,
	2024	2023

ASSETS
Current assets
Cash and cash equivalents	$3,608	$4,823
Restricted cash	169	520
Accounts receivable	364	265
Inventory, net	171	44
Derivative assets	154	164
Prepaid expenses and other current assets	93	143
Total current assets	4,559	5,959
Property, plant and equipment, net	34,675	19,439
Right-of-use assets	602	381
Noncurrent restricted cash	837	529
Deferred financing costs	384	464
Noncurrent derivative assets	1,482	899
Equity method investments	327	539
Other noncurrent assets	625	253
TOTAL ASSETS	$43,491	$28,463

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,536	$436
Accrued and other liabilities	1,816	1,701
Current portion of long-term debt	190	178
Total current liabilities	3,542	2,315

Long-term debt, net including $0 and $4,944, respectively, of debt related to variable interest entities	29,086	20,607
Noncurrent operating lease liabilities	536	383
Deferred tax liabilities, net	1,637	1,149
Other noncurrent liabilities	794	539
Total liabilities	35,595	24,993

Redeemable stock of subsidiary	1,529	1,385
Equity
Venture Global, Inc. stockholders' equity
Class A common stock, par value $0.01 per share (2,350 million shares issued and outstanding for each period presented)	23	23
Additional paid in capital	512	519
Retained earnings	2,611	1,228
Accumulated other comprehensive loss	(249)	(260)
Total Venture Global, Inc. stockholders' equity	2,897	1,510
Non-controlling interests	3,470	575
Total equity	6,367	2,085
TOTAL LIABILITIES AND EQUITY	$43,491	$28,463

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations

This earnings release contains references to Consolidated Adjusted EBITDA, which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

We believe Consolidated Adjusted EBITDA provides investors and other users of our consolidated financial statements with useful supplemental information to evaluate the financial performance of our business on an unleveraged basis, to enable comparison of our operating performance across periods. Consolidated Adjusted EBITDA also allows investors and other users of our financial statements to evaluate our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

We define Consolidated Adjusted EBITDA as net income attributable to Venture Global Inc., as determined in accordance with GAAP, adjusted to exclude net income attributable to non-controlling interests, income taxes, gain/loss on interest rate swaps, gain/loss on financing transactions, interest expense, net of capitalized interest, interest income, depreciation and amortization, stock-based compensation expense and gain/loss from changes in the fair value of forward natural gas supply contracts. We believe the exclusion of these items enables investors and other users of our consolidated financial statements to assess our sequential and year-over-year performance and operating trends on a more comparable basis.

Consolidated Adjusted EBITDA has material limitations as an analytical tool and should be viewed as a supplement to and not a substitute for measures of performance, financial results and cash flow from operations calculated in accordance with GAAP. For example, Consolidated Adjusted EBITDA excludes certain recurring, non-cash charges such as stock-based compensation expense and gain/loss from changes in the fair value of forward natural gas supply contracts, and does not reflect changes in, or cash requirements for our working capital needs. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Consolidated Adjusted EBITDA does not reflect cash requirements for such replacements. Other companies, including companies in our industry, may also calculate Consolidated Adjusted EBITDA differently, which may limit its usefulness as a comparative measure.

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2024 and 2023 (in millions) to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP:

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024		2023

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$871	$(50)	$1,475		$2,681
Net income attributable to non-controlling interests	119	49	271	—	935
Income tax expense (benefit)	248	(52)	437		816
(Gain) loss on interest rate swaps	(704)	656	(774)		(174)
Loss on financing transactions	—	10	14		123
Interest expense, net	117	193	584		641
Interest income	(57)	(69)	(244)		(172)
INCOME FROM OPERATIONS	$594	$737	$1,763		$4,850
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization	93	69	322		277
Stock based compensation expense	4	7	22		28
Gain from changes in fair value of other derivatives(1)	(3)	—	(3)		—
Consolidated Adjusted EBITDA	$688	$813	$2,104		$5,155
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(1)Change in fair value of forward natural gas supply contracts.